                                                                   EXHIBIT 10.51


                            LIFETIME PROGRAM CONTRACT
                       BETWEEN GENERAL MOTORS CORPORATION
                     NORTH AMERICAN OPERATIONS ("BUYER") AND
                 AMERICAN AXLE & MANUFACTURING, INC. ("SELLER")

1.      Purchase of Product

Seller agrees to sell, and Buyer agrees to purchase, 100% of Buyer's production and service requirements for the following products (the "Product" or "Goods") covered by this LPC:

    Part Number    Description    Per Unit Price    Annual Daily Tool Capacity
    -----------    -----------    --------------    --------------------------
        TBD             *               TBD                   TBD

*GMT900/920/930 (including all derivatives of the GMT900 platform) Driveline
 Components and Modules


Buyer and Seller agree that the AAM/GM June 14, 2001 agreement and December 21, 2001 agreement are hereby made a part of this contract and are incorporated by reference. These referenced agreements contain the product description of components and modules included in this lifetime program contract.

2.      Term

The term of this Agreement is for the "life of the Product", which is defined as the duration of the GMT 900/920/930 style (including all derivatives of the GMT900 platform) presently projected to run through June 2012.


3.      Prices; Price Reduction

The per unit price of the Product is F.O.B. Seller's Plant. The price of the GMT 900 series program components shall determined per the June 14, 2001 and December 21, 2001 agreements between GM and AAM.

Except for increases or decreases in Seller's cost by reason of Seller's participation in Buyer's Steel Resale Program; Buyer's pricing adjustment policy(ies) for non-ferrous metals; permitted under the AAM/GM Purchasing Transition agreement dated 10/5/99 (including metal market adjustments described in paragraph 6), the AAM/GM Directed Buy Component Agreement dated 12/21/2000, and the AAM/GM Foreign Currency Fluctuation Adjustment Procedure dated 8/31/01; or otherwise permitted under Buyer's Purchase Order Terms and Conditions, no adjustments will be made hereunder for increases or decreases in Seller's costs for materials. Except for the increases or decreases set forth above, no other pricing adjustments (e.g. labor or overhead) will be made except by agreement between AAM and GM.

In addition, Buyer and Seller will use their best efforts to implement cost savings and productivity improvements, in order to reduce Seller's costs, with the understanding the 50 percent (50%) of jointly achieved net savings (after deduction of expenditures for development, applications, engineering tools, prototypes and financing) will be applied to reduce the price of the Product to Buyer and the balance will be for the benefit of Seller.


4.       Supplier Development: Quality Control

Seller agrees to participate in Buyer's supplier quality and development program(s). In addition, Seller shall comply with all quality requirements and procedures specified by Buyer, as the same may be revised from time to time, including those applicable to Seller as set forth in Quality System Requirements QS-9000.



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5.      Right to Purchase from Others

5.1 Seller will assure that the Product remains competitive in terms of technology, design, and quality with similar goods available to Buyer during the term of this Agreement. If, in the reasonable opinion of Buyer, the Product does not remain competitive, Buyer, to the extent it is free to do so, will advise Seller in writing of the area(s) in which another product is more competitive with respect to technology, design or quality. If, within 150 days, Seller does not agree to immediately sell the Product with comparable technology, design or quality, Buyer may give notice of termination of this Agreement and after a period of one (1) year after such notice may purchase from another supplier without liability to Seller.

5.2 It is agreed by the parties that nothing in this Paragraph 5 shall modify or otherwise limit Buyer's right under Paragraph 12 ("Cancellation") of Buyer's Purchase Order Terms and Conditions.


6.      Technical Information: Waiver of Claims

6.1 Buyer and Seller will cooperate to create, maintain, update and share technical information about the Product and its manufacture, without restriction, as needed, and in compliance with Buyer's drafting and math data standards.

6.2 In the event Buyer exercises its right to terminate or cancel this Agreement, for reasons other than those set forth in Paragraph 5 above, and then makes the Product or purchases the Product from another supplier, Seller agrees not to bring any action or claim against Buyer, its suppliers, dealers, or customers for any reason, excluding any claim for infringement of patents or other proprietary rights, arising from the manufacture, use and sale of the Product or use of the information furnished by Seller to Buyer under this Agreement. Seller will secure the necessary agreements with its employees and sub-contractors to assure compliance with this Section 6.


7.      Purchase Order Terms and Conditions

Buyer's Purchase Order Terms and Conditions (1986), a copy of which is attached, are hereby incorporated into this Agreement by reference. It is understood that Paragraph 13 TERMINATION will not be applicable with respect to this contract. Any amendment to or revision of such Terms and Conditions shall also become a part hereof, provided that: (i) Buyer provides Seller with a copy of the Terms and Conditions as amended or revised; and (ii) Seller does not object to said amendment or revised Terms and Conditions within thirty (30) days after receipt. The Terms and Conditions and any amendment or revision made a part thereof shall be construed, to the extent possible, as consistent with the terms and conditions set forth herein and as cumulative; provided, however, that if such construction is unreasonable, terms and conditions set forth herein shall control.

This Agreement is effective upon its execution. The parties hereby agree that this agreement supersedes the Component Supply Agreement between them, dated February 28, 1994, as amended, as it relates to the subject matter contained herein and removes any requirement with respect to components covered hereby for GM to give notice of non-renewal under such agreement.



Seller                                Buyer

By      /s/ Michael C. Flinn          By     /s/ Jonathan Gardner
  -------------------------------       --------------------------------
Title   Director-Sales-AAM            Title  Global Commodity Manager
     ----------------------------          -----------------------------
Date    6/4/03                        Date   30 May 03
    -----------------------------         ------------------------------



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